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

--------                            U.S. SECURITIES AND EXCHANGE COMMISSION                             --------------------------
 FORM 3                                     WASHINGTON, DC 20549                                             OMB APPROVAL
--------                                                                                                --------------------------
                                                                                                        OMB Number 3235-0104
                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                     Expires: December 31, 2001
                                                                                                        Estimated average burden
                                                                                                        hours per response: .....5
                                                                                                        --------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
                        Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
                                              Statement
                                              (Month/Day/Year)              TWEETER HOME ENTERTAINMENT GROUP, INC. (TWTR)

   MILLER     SHELLEY                              9/4/01
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    (Last)     (First)     (Middle)        3. IRS or Social Security     5. Relationship of Reporting        6. If Amendment, Date
                                              Number of Reporting           Person to Issuer                    of Original
                                              (Voluntary)                   (Check all applicable)              (Month/Day/Year)
       1160 BEACON STREET #304
----------------------------------------                                    ___  Director    ___ 10% Owner   -----------------------
             (Street)                                                                                        7. Individual or Joint/
                                                                            _X_  Officer     ___ Other          Group Filing (Check
                                                                                 (give           (specify       applicable line)
                                                                                 title below)     below)
                                                                                                                _X_ Form filed by
                                                                            TITLE: SENIOR VICE PRESIDENT            One Reporting
                                                                                                                    Person

                                                                                                                ___ Form filed by
                                                                                                                    More than One
  BROOKLINE       MA         02446                                                                                  Reporting Person
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    (City)      (State)      (Zip)               Table 1 -- Non-Derivative Securities Beneficially Owned
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
                                                 Beneficially Owned              Direct (D) or              Beneficial Ownership
                                                 (Instr. 4)                      Indirect (I)               (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK                                     126,220                          D
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                   (Print or Type Responses)


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
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FORM 3 (continued)               Table II -- Derivative Securities Beneficially Owned
------                       (e.g., puts, calls, warrants, options, convertible securities)


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1. Title of Derivative    2. Date             3. Title and Amount of      4. Conversion    5. Ownership      6. Nature of Indirect
   Security (Instr. 4)       Exercisable and     Securities Underlying       or Exercise      Form of           Beneficial Ownership
                             Expiration Date     Derivative Security         Price of         Derivative        (Instr. 5)
                             (Month/Day/         (Instr. 4)                  Derivative       Security:
                             Year)                                           Security         Direct (D) or
                                                                                              Indirect (I)
                                                                                              (Instr. 5)
                          ------------------------------------------------------
                          Date           Expiration                    Amount or
                          Exercisable    Date            Title         Number
                                                                       of Shares
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STOCK OPTION
(RIGHT TO BUY)           APRIL 10, 2000  APRIL 10, 2003  COMMON STOCK    15,000       $32.125       D
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STOCK OPTION
(RIGHT TO BUY)           (SEE NOTE 1)    JUNE 27, 2006   COMMON STOCK    10,000       $23.875       D
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Explanation of Responses:

1. The options were granted on June 27, 2000. Options for three thousand (3,000) shares vest on each of the first and second anniversaries of the date of the option grant and options for four thousand (4,000) shares vest on the third anniversary of the option grant.

                                      /s/ Shelley Miller                9/10/01
                                  -------------------------------    --------------
                                         SHELLEY MILLER                 Date
                                   **Signature of Reporting Person




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** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.


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